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                                                                      EXHIBIT 11

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER SHARE(A)
           (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE FIGURES)

                                                                    FISCAL YEAR ENDED
                                            ------------------------------------------------------------------
                                            DECEMBER 29,   DECEMBER 31,   JANUARY 1,   JANUARY 2,   JANUARY 3,
                                                1996           1995          1995         1994         1993
                                            ------------   ------------   ----------   ----------   ----------
1. Net Earnings...........................    $  2,887          2,403         2,006        1,787        1,030
                                              --------        -------       -------      -------      -------

2. Average number of shares outstanding
   during the year........................     1,332.6        1,291.9       1,286.1      1,303.5      1,318.9
                                              --------        -------       -------      -------      -------

3. Earnings per share based upon average
   outstanding shares (1 / 2).............    $   2.17           1.86          1.56         1.37          .78
                                              ========        =======       =======      =======      =======

4. Fully diluted earnings per share:
     a. Average number of shares
        outstanding during the year.......     1,332.6        1,291.9       1,286.1      1,303.5      1,318.9
     b. Shares issuable under stock
        compensation agreements at
        year-end..........................          --             --            .2           .6          1.4
     c. Shares reserved under the stock
        option plans for which the market
        price at fiscal year-end exceeds
        the option price..................        71.9           62.8          71.8         58.0         53.8
     d. Aggregate proceeds to the Company
        from the exercise of options in
        4c................................       2,198          1,551         1,499          998          894
     e. Market price of the Company's
        common stock at fiscal year-end...       50.50          42.75         27.38        22.38        25.25
     f. Shares which could be repurchased
        under the treasury stock method
        (4d / 4e).........................        43.5           36.3          54.7         44.6         35.4
     g. Addition to average outstanding
        shares (4b + 4c - 4f).............        28.4           26.5          17.3         14.0         19.8
     h. Shares for fully diluted earnings
        per share calculation (4a + 4g)...     1,361.0        1,318.4       1,303.4      1,317.5      1,338.7
                                              ========        =======       =======      =======      =======
     i. Fully diluted earnings per share
        (1 / 4h)..........................    $   2.12           1.82          1.54         1.36          .77
                                              ========        =======       =======      =======      =======

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(A) All share and per share amounts have been adjusted for the two-for-one stock split in 1996.

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